Exhibit 12.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (No.033-99538) of Eksportfinans ASA of our report dated February 20, 2003 relating to the financial statements, which appear in this Annual Report on Form 20-F for the year ended December 31, 2002.

/s/ PricewaterhouseCoopers DA
PricewaterhouseCoopers DA

June 18, 2003
Oslo, Norway